September 8, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549-0001

Re: Microsoft Corporation - Power of Attorney

To whom it may concern:

This will confirm that I have granted each of the individuals listed below the authority to, on my behalf, execute and file the Initial Statement of Beneficial Ownership of Securities (form 3), the Statement of Changes in Beneficial Ownership of Securities (Form 4) and the Annual Statement of Changes in Beneficial Ownership (Form 5), in connection with transactions in Microsoft securities, as my Attorney-In-Fact.  Such power of attorney shall remain in full force and effect until either (i) I am no longer subject to the reporting requirements under Section 16 of the Securities Act of 1933, as amended or (ii) I have provided you with written notice withdrawing this authority.

The individuals who are authorized to act as my Attorney-In-Fact under this Power of Attorney are as follows:

Keith R. Dolliver

Peter Kraus

Christyne Mayberry

Ben O. Orndorff

John A. Seethoff

Bradford L. Smith

Shauna L. Vernal

This Power of Attorney is effective immediately upon filing with the Securities Exchange Commission and for purposes of my future Form 4 and Form 5 filings relating to Microsoft securities and transactions.

Sincerely,

/s/ Brian Kevin Turner

Brian Kevin Turner